Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS SECOND QUARTER 2012 RESULTS

GREENSBORO, NC, July 25, 2012 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended June 30, 2012.

Second Quarter Highlights

•	Reported (GAAP) diluted earnings per share increased 5.9% versus last year to $2.17.

•	Adjusted (Non-GAAP) diluted earnings per share increased 6.8% versus last year to $2.19.

•	Net sales increased 2.3% over last year to $1.731 billion.

•	Total Lorillard retail market share increased 0.1 share points in the second quarter versus last year to 14.3%.

•	Gross margin was stable versus last year at 35.4%.

•	Average net price per cigarette unit increased 4.5% in the quarter.

•	Blu ecigs® acquisition completed.

“In a quarter that saw significant competitive activity, Lorillard grew sales and market share without sacrificing gross margin,” said Murray S. Kessler, Chairman, CEO & President. “With strong second half plans in place and a more favorable inventory position, the company reaffirms its 2012 goal of a double digit total shareholder return as measured by EPS growth and the dividend yield.”

Financial Results Summary

(Unaudited) (Amounts in Millions, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$1,731	$1,692	$3,257	$3,227

Operating income
Reported (GAAP)	$484	$487	$875	$908
Adjusted (Non-GAAP)	489	487	887	908

Net income
Reported (GAAP)	$284	$291	$507	$539
Adjusted (Non-GAAP)	287	291	515	539

Diluted earnings per share
Reported (GAAP)	$2.17	$2.05	$3.87	$3.75
Adjusted (Non-GAAP)	2.19	2.05	3.93	3.75

Adjusted results for the three and six months ended June 30, 2012 exclude expenses of $5 million incurred in conjunction with the acquisition of blu ecigs. Adjusted results for the six months ended June 30, 2012 also exclude the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in the first quarter of 2012 to certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. Tobacco settlement expenses are impacted by a number of factors including industry profits, as defined in the State Settlement Agreements, which were increased in the first quarter by these changes. See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release for further discussion of these adjustments.

Second Quarter 2012 Results

Net sales increased $39 million to $1.731 billion in the second quarter of 2012, compared to $1.692 billion in the second quarter of 2011, an increase of 2.3%. The increase resulted primarily from higher average prices, partially offset by lower unit sales volume. Post acquisition, blu ecigs contributed $8 million to Lorillard’s total net sales for the quarter.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 1.2% for the second quarter of 2012 compared to the corresponding period of 2011. Domestic cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.3% for the second quarter of 2012, compared to the corresponding period of 2011. Changes in wholesale inventory patterns had a minimal impact in the second quarter of 2012 as compared to the second quarter of 2011. These results outpaced the total cigarette industry which saw domestic wholesale shipments decrease an estimated 1.7% for the second quarter of 2012 compared to the second quarter of 2011. The total industry decline of 1.7% compares favorably to the 3 to 4% decline experienced over the past few years. See attached table for details of Lorillard’s wholesale shipments.

Total unit volume for Newport, the Company’s flagship brand, decreased 1.8% for the second quarter of 2012 and domestic Newport unit volume decreased 2.0% for the second quarter of 2012 compared to the corresponding period of 2011. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 4.9% for the second quarter of 2012 compared to the corresponding period in 2011.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail, Lorillard once again gained domestic retail market share in the second quarter of 2012 with an increase of 0.1 share points to 14.3%. Newport’s domestic retail market share was unchanged versus the second quarter of 2011 at 12.0%. Total Lorillard domestic retail share of the menthol market was 39.3% for the second quarter of 2012, a decrease of 0.1 share points compared to the second quarter of 2011.

Gross profit was $612 million in the second quarter of 2012, or 35.4% of net sales, compared to $599 million, or 35.4% of net sales, in the second quarter of 2011. The increase in gross profit and stable gross margin reflects the increase in net sales, partially offset by higher costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs), higher expenses for the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.

Selling, general and administrative costs increased $16 million to $128 million in the second quarter of 2012 compared to the second quarter of 2011 primarily as a result of higher legal costs related to the Engle Progeny litigation and $5 million of expenses incurred in the second quarter of 2012 in conjunction with the acquisition of blu ecigs.

Interest expense increased $9 million in the second quarter of 2012 compared to the second quarter of 2011 and reflects interest on the senior notes issued in the third quarter of 2011.

Lorillard’s effective income tax rate was 36.5% in the second quarter of 2012 compared to 36.6% in the second quarter of 2011.

Adjusted net income in the second quarter of 2012 was $287 million, or $2.19 per share (diluted), compared to $291 million, or $2.05 per share (diluted), in the second quarter of 2011. The 6.8% increase in adjusted diluted earnings per share for the second quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.17 to the increase in earnings per share. Reported net income in the second quarter of 2012 was $284 million, or $2.17 per share (diluted).

First Half 2012 Results

Net sales increased 0.9% to $3.257 billion in the first half of 2012, compared to $3.227 billion in the first half of 2011. The increase resulted from higher average prices, partially offset by lower unit sales volume. Post acquisition, blu ecigs contributed $8 million to Lorillard’s total net sales for the first half of 2012.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 1.9% for the first half of 2012 compared to the corresponding period of 2011. Domestic cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, also decreased 1.9% for the first half of 2012, compared to the corresponding period of 2011. Total cigarette industry domestic wholesale shipments decreased an estimated 2.8% for the first half of 2012 compared to the first half of 2011. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons by approximately 400 million units, or 1.9 percentage points. Adjusting for this effect, Lorillard domestic wholesale shipments were flat compared to the first half of 2011. See attached table for details of Lorillard’s wholesale shipments.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 3.0% for the first half of 2012 and domestic Newport unit volume decreased 2.9% for the first half of 2012 compared to the corresponding period of 2011. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons by approximately 300 million units, or 2.0 percentage points. Adjusting for this effect, Newport domestic wholesale shipments in the first half of 2012 were down 0.9%. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 7.1% for the first half of 2012 compared to the corresponding period in 2011.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s domestic retail market share once again posted solid gains in the first half of 2012, increasing 0.3 share points. Newport’s domestic retail market share reached 12.1% for the first half of 2012, an increase of 0.1 share points compared to the first half of 2011. Total Lorillard domestic retail share of the menthol market reached 39.6% for the first half of 2012, an increase of 0.4 share points compared to the first half of 2011. Continued share gains were primarily attributable to the geographic promotional expansion of Newport Menthol and continued retail shipment growth on Maverick.

Adjusted gross profit was $1.142 billion in the first half of 2012, or 35.1% of net sales, compared to $1.142 billion, or 35.4% of net sales, in the first half of 2011. As detailed in the reconciliation table, adjusted gross profit excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in the first quarter of 2012 to certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. Adjusted gross profit reflects the increase in net sales, offset by higher adjusted costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs) and higher Food and Drug Administration user fees.

Selling, general and administrative costs increased $26 million to $260 million in the first half of 2012 compared to the first half of 2011 primarily as a result of higher legal costs related to the Engle Progeny litigation and $5 million of expenses incurred in the second quarter of 2012 in conjunction with the acquisition of blu ecigs.

Interest expense increased $20 million in the first half of 2012 compared to the first half of 2011 and reflects interest on the senior notes issued in the third quarter of 2011.

Lorillard’s effective income tax rate was 36.7% in the first half of 2012 compared to 36.8% in the first half of 2011.

Adjusted net income in the first half of 2012 was $515 million, or $3.93 per share (diluted), compared to $539 million, or $3.75 per share (diluted), in the first half of 2011. The 4.8% increase in adjusted diluted earnings per share for the first half of 2012 includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.34 to the increase in earnings per share. Reported net income in the first half of 2012 was $507 million, or $3.87 per share (diluted).

Additional News

On May 17, 2012, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $1.55 per share. The dividend was payable on June 11, 2012 to shareholders of record as of June 1, 2012.

Conference Call

A conference call to discuss the second quarter 2012 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on Wednesday, July 25, 2012. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 97837890.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 97837890. The conference call will be available for replay in its entirety through August 1, 2012.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also the leading electronic cigarette company in the U.S, marketed under the blu ecigs brand. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,731	$1,692	$3,257	$3,227
Cost of sales (a) (b)	1,119	1,093	2,122	2,085

Gross profit	612	599	1,135	1,142
Selling, general and administrative	128	112	260	234

Operating income	484	487	875	908
Investment income	—	1	2	2
Interest expense	(37)	(28)	(76)	(56)

Income before income taxes	447	460	801	854
Income taxes	163	169	294	315

Net income	$284	$291	$507	$539

Earnings per share:
Basic	$2.17	$2.05	$3.88	$3.75
Diluted	$2.17	$2.05	$3.87	$3.75

Weighted average number of shares outstanding:
Basic	130.18	141.79	130.34	143.28
Diluted	130.49	141.96	130.66	143.57

Supplemental information:

(a) Includes excise taxes.	$526	$533	$993	$1,012

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements.	364	353	702	673

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	35	33	63	63

– Charges to accrue Food and Drug Administration user fees.	17	15	33	30

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	June 30, 2012	December 31, 2011
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$946	$1,634
Accounts receivable, less allowances of $2 and $2	14	10
Other receivables	14	83
Inventories	365	277
Deferred income taxes	535	535
Other current assets	108	25

Total current assets	1,982	2,564
Plant and equipment, net	278	262
Goodwill	64	—
Intangible assets	58	—
Deferred income taxes	50	54
Other assets	144	128

Total assets	$2,576	$3,008

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$31	$32
Accrued liabilities	321	296
Settlement costs	747	1,151
Income taxes	2	6

Total current liabilities	1,101	1,485
Long-term debt	2,610	2,595
Postretirement pension, medical and life insurance benefits	375	388
Other liabilities	58	53

Total liabilities	4,144	4,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share
Issued –175 million and 175 million shares (outstanding 131 million and 132 million shares)	2	2
Additional paid-in capital	288	266
Retained earnings	2,161	2,059
Accumulated other comprehensive loss	(219)	(228)
Treasury stock at cost, 44 million and 43 million shares	(3,800)	(3,612)

Total shareholders’ deficit	(1,568)	(1,513)

Total liabilities and shareholders’ deficit	$2,576	$3,008

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(All units in thousands)	2012	2011	% Chg	2012	2011	% Chg

Full Price Brands

Newport	8,806,557	8,982,225	–2.0	16,598,767	17,096,265	–2.9
Kent	46,674	54,864	–14.9	88,944	105,096	–15.4
True	49,506	57,360	–13.7	93,960	109,914	–14.5

Total Full Price Brands	8,902,737	9,094,449	–2.1	16,781,671	17,311,275	–3.1

Price/Value Brands

Old Gold	128,214	139,812	–8.3	249,276	272,802	–8.6
Maverick	1,430,268	1,363,380	4.9	2,717,124	2,537,400	7.1

Total Price/Value Brands	1,558,482	1,503,192	3.7	2,966,400	2,810,202	5.6

Total Domestic Cigarettes	10,461,219	10,597,641	–1.3	19,748,071	20,121,477	–1.9

Total Puerto Rico and U.S. Possessions	167,358	156,816	6.7	321,588	340,596	–5.6

Grand Total Cigarettes	10,628,577	10,754,457	–1.2	20,069,659	20,462,073	–1.9

Notes:

1.	This information is unaudited and is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Pt Chg	2012	2011	Pt Chg

Lorillard	14.3	14.2	0.1	14.4	14.1	0.3
Newport	12.0	12.0	0.0	12.1	12.0	0.1
Total Industry Menthol	30.9	30.3	0.6	31.0	30.6	0.4
Lorillard Share of Menthol Segment	39.3	39.4	–0.1	39.6	39.2	0.4
Newport Share of Menthol Segment	36.2	36.5	–0.3	36.5	36.4	0.1

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

(Unaudited)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating profit, adjusted net income and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported gross profit, reported operating profit, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and six months ended June 30, 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) expenses incurred in conjunction with the acquisition of blu ecigs which are included in selling, general and administrative expenses on the accompanying consolidated condensed statements of income and (2) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense, which is included in cost of sales on the accompanying consolidated condensed statements of income. Amounts due under the State Settlement Agreements are impacted by a number of factors, including industry volume, market share, and industry operating profits. As a result of these adjustments provided to the Independent Auditor under the State Settlement Agreements by RJRT, the industry operating profits, as defined in those agreements, were increased. As a result, our costs related to the State Settlement Agreements for the first quarter of 2012 have been increased. The increase in our costs associated with these adjustments reported by RJRT amounted to approximately $7 million and was recorded in the first quarter of 2012. If further prior year profit adjustments are reported by industry participants in the future, our costs related to the State Settlement Agreements could be affected, either up or down.

Three months ended June 30, 2012

	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$612	$484	$284	$2.17

GAAP results include the following:
(1) Expenses incurred in conjunction with the acquisition of blu ecigs	—	5	3	0.02

Adjusted (Non-GAAP) results	$612	$489	$287	$2.19

Six months ended June 30, 2012

	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$1,135	$875	$507	$3.87

GAAP results include the following:
(1) Expenses incurred in conjunction with the acquisition of blu ecigs	—	5	3	0.02
(2) Impact of RJRT adjustments to its 2001 – 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	7	7	5	0.04

Adjusted (Non-GAAP) results	$1,142	$887	$515	$3.93